                                                                    Exhibit 4.6


                                GUARANTEE AGREEMENT


     THIS GUARANTEE AGREEMENT (this "Guarantee"), dated as of May __, 1998, is executed and delivered by CellNet Data Systems, Inc., a corporation organized under the laws of the State of Delaware ("CellNet"), and CellNet Funding, LLC, a limited liability company organized under the laws of the State of Delaware "Funding") for the benefit of the Holders (as hereinafter defined) from time to time of the Preferred Securities (as hereinafter defined) of Funding.

     WHEREAS, Funding intends to issue and sell exchangeable limited liability company preferred securities ("Preferred Securities"), and, it is required for the closing of such issuance that CellNet issue this Guarantee for the benefit of the Holders of the Preferred Securities, as provided herein; and

     WHEREAS, Funding has agreed to purchase the CellNet Preferred Stock (as hereinafter defined) with an amount equal to 85% of the proceeds received by Funding from the issuance and sale of the Preferred Securities and its other common limited liability company interests (the "Common Securities"); and

     WHEREAS, CellNet, the holder of 100% of the Common Securities, expects to derive substantial direct and indirect benefits from the issuance and sale by Funding, and the purchase by each Holder, of the Preferred Securities, and therefor, desires hereby to unconditionally and irrevocably guarantee the payment in full to the Holders of the Guarantee Payments (as hereinafter defined) and the performance of certain obligations, as described herein.

     NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CellNet executes and delivers this Guarantee for the benefit of the Holders.

                                     ARTICLE I

                                    DEFINITIONS

     Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Amended and Restated Limited Liability Company Agreement of Funding, dated as of May __, 1998 (the "LLC Agreement"). As used in this Guarantee, the terms set forth below shall, unless the context otherwise requires, have the following respective meanings:

     1.1 "CellNet Common Stock" shall mean the common stock of CellNet, par value $.001 per share.

     1.2 "CellNet Preferred Stock" shall mean the redeemable preferred stock - issued by CellNet, par value $.001 per share.

     1.3 "Declaration" shall mean the written action adopted by the Manager pursuant to the LLC Agreement relating to the Preferred Securities.

     1.4 "Dividends" shall mean, with respect to the Preferred Securities, the cumulative distributions from Funding with respect to the Preferred Securities, accruing and payable in the manner set forth in the Declaration with respect to the Preferred Securities.

     1.5 "Exchange Agent" shall mean CellNet and its successors (or such substitute entity as may be designated from time to time by the Manager (as hereinafter defined), acting as agent for the Holders for the purpose of effecting the exchange of the Preferred Securities into CellNet Common Stock on such terms and conditions and in such manner as are set forth in the LLC Agreement and the Declaration with respect to the Preferred Securities.

     1.6 "Guarantee Payments" shall mean the following payments, without duplication, to the extent not paid by Funding: (i) any accrued and unpaid distributions that are required to be paid on the Preferred Securities, to the extent Funding has sufficient funds legally available therefor, (ii) the Redemption Price (as herein defined), with respect to any Preferred Securities called for redemption by Funding, to the extent Funding has sufficient funds legally available therefor and, (iii) upon a voluntary or involuntary dissolution, winding-up or termination of Funding, the lesser of
(a) the aggregate of the liquidation preference and all accrued and unpaid dividends on the Preferred Securities to the date of payment to the extent Funding has sufficient funds legally available therefor and (b) the amount of assets of Funding remaining for distribution to holders of Preferred Securities upon the liquidation of Funding

     1.7 "Holder" shall mean, on any date of reference thereto, any Person identified as a registered holder of Preferred Securities in the books and records of Funding on such date; provided, that with respect to the payment of any Dividend on any Dividend Payment Date (as defined in the Declaration), the Holders shall be holders of record on the record date corresponding to such Dividend Payment Date, as set forth in the Declaration.

     1.8 "Manager" means CellNet, in its capacity as the manager of Funding, or any permitted successor manager of Funding admitted as such pursuant to the applicable provisions of the LLC Agreement.

     1.9 "Redemption Price" shall mean, (i) with respect to a mandatory redemption by Funding, 100% of the liquidation preference of the Preferred Securities plus accumulated and unpaid dividends (whether or not earned or declared), to the date fixed for redemption thereof and (ii) with respect to an optional redemption by Funding,


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

the percentage of the liquidation preference of the Preferred Securities indicated in the table below, plus accumulated and unpaid dividends (whether or not earned or declared) to the date fixed for redemption thereof if redeemed during the 12-month period beginning on May 1 of the corresponding year indicated in the table below:

                                        REDEMPTION
                    YEAR                PERCENTAGE
                    ----                ----------
                    2001                        %
                    2002
                    2003
                    2004
                    2005
                    2006
                    2007
                    2008
                    2009
                    2010                 100.000%


                                     ARTICLE II

                                     GUARANTEE

     2.1 GENERAL. CellNet irrevocably and unconditionally agrees to pay in full to the Holders of the Preferred Securities the Guarantee Payments with respect to the Preferred Securities, as and when due (except to the extent previously paid by Funding), regardless of any defense, right of set-off or counterclaim which Funding may have or assert. CellNet's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by CellNet to the Holders of the Preferred Securities or by causing Funding to pay such amounts to such Holders.

     2.2 WAIVER OF CERTAIN RIGHTS. CellNet hereby waives, to the fullest extent permitted by applicable law, notice of acceptance of this Guarantee and of any liability to which it applies or may apply, presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.


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

     2.3 OBLIGATIONS NOT AFFECTED. The obligations, covenants, agreements and duties of CellNet to make the Guarantee Payments as required by the terms hereof shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

          (a) the release or waiver, by operation of law or otherwise, of the performance or observance by Funding of any express or implied agreement, covenant, term of condition relating to the Preferred Securities to be performed or observed by Funding;

          (b) the extension of time for the payment by Funding of all or any portion of the Dividends, Redemption Price, liquidation distribution or any other sums payable under the terms of the Preferred Securities or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Preferred Securities;

          (c) any failure, omission, delay or lack of diligence on the part of the Holders of Preferred Securities to enforce, assert or exercise any right, privilege, power or remedy conferred on such Holders pursuant to the terms of the Preferred Securities, or any action on the part of Funding granting indulgence or extension of any kind;

          (d) the voluntary or involuntary liquidation, dissolution, winding-up, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, Funding or any of the assets of Funding;

          (e) any invalidity of, or defect or deficiency in, any of the Preferred Securities;

          (f) the settlement or compromise of any obligation guaranteed hereby or hereby incurred; or

          (g) to the fullest extent permitted by applicable law, any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor.

     There shall be no obligation of any Holders of Preferred Securities to give notice to, or obtain any consent of, CellNet with respect to the happening of any of the foregoing.

     2.4 PROCEEDING DIRECTLY AGAINST CELLNET. This Guarantee is a guarantee of payment and not of collection. A Holder of Preferred Securities may enforce this Guarantee with respect to the Preferred Securities directly against CellNet, and CellNet waives any right or remedy to require that any action be brought against Funding or any other person or entity before proceeding against CellNet. Subject to Section 2.5 hereof, all waivers herein contained shall be without prejudice to the right of a Holder, at its option, to proceed against Funding, whether by separate action or by joinder. CellNet agrees that this Guarantee shall not be discharged except by payment of the Guarantee Payments in full (to the extent not previously paid by Funding) and by complete performance of all obligations under this Guarantee.

     2.5 SUBROGATION. CellNet shall be subrogated to all (if any) rights of the Holders of Preferred Securities against CellNet in respect of any amounts paid to such Holders by CellNet under this Guarantee and shall have the right to waive payment by Funding of any amount of Dividends in respect of which payment has been made to the Holders by it pursuant to Section 2.1 hereof; provided, however, that CellNet shall not (except to the extent required by mandatory provisions of law) exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of a payment under this Guarantee, if, at the time of any such payment, any amounts are due and unpaid under this Guarantee. If any amount shall be paid to CellNet in violation of the preceding sentence, CellNet agrees to hold such amount in trust for the Holders and to pay over such amount promptly to the Holders.

     2.6 INDEPENDENT OBLIGATIONS. CellNet acknowledges that its obligations hereunder are independent of the obligations of Funding with respect to the Preferred Securities and that CellNet shall be liable as principal and sole debtor under this Guarantee to make Guarantee Payments in full pursuant to the terms of this Guarantee notwithstanding the occurrence of any event referred to in subsections (a) through (g), inclusive, of Section 2.3 hereof.

     2.7 TERMINATION. This Guarantee shall terminate and be of no further force and effect as to the Preferred Securities of any series upon (a) full payment of the Redemption Price of all outstanding Preferred Securities, or (b) the exchange (in the manner provided in the LLC Agreement and the Declaration) of all of the Preferred Securities for CellNet Common Stock. In addition, this Guarantee will terminate completely upon the distribution to the holders of the Preferred Securities of all of the assets of Funding, including the CellNet Preferred Stock, any interest on and principal of the Treasury Strips that are held in the Escrow Account and any CellNet Common Stock that Funding received from CellNet as a dividend (or otherwise) and has not distributed on the Preferred Securities or sold in the open market. Notwithstanding the foregoing, this Guarantee shall continue to be effective or, to the fullest extent permitted by applicable law, shall be reinstated, as the case may be, with respect to the Preferred Securities if at any time any Holder of such Preferred Securities must restore payment of any sums recovered on account of, or must redeliver any securities received on account of, such Preferred Securities or under this Guarantee for any reason whatsoever.


                                     ARTICLE III

                             CERTAIN COVENANTS OF CELLNET

     3.1 COVENANTS. So long as the Preferred Securities remain outstanding, CellNet shall: (a) not cause or permit any Common Securities to be transferred (other than in connection with a merger or consolidation); (b) maintain direct or indirect ownership of all outstanding Common

Securities and any other limited liability company interests in Funding other than the Preferred Securities (except as may be permitted in the LLC Agreement); (c) not voluntarily liquidate, dissolve or wind-up itself (other than in connection with a merger or consolidation) or cause Funding (other than in connection with or after an exchange of all outstanding Preferred Securities) to liquidate, dissolve or wind-up; (e) to remain the Manager and to timely perform all of its duties as Manager (including the duty to cause Funding to declare and pay dividends on all outstanding Preferred Securities to the extent set forth in the LLC Agreement and the Declaration) and (f) subject to the terms of the Preferred Securities, use reasonable efforts to cause Funding to remain a Delaware limited liability company and otherwise continue to be treated as a partnership for United States federal income tax purposes.

                                      ARTICLE IV

                                        STATUS

     4.1 STATUS. This Guarantee constitutes an unsecured obligation of CellNet ranking subordinate and junior in right of payment to all other liabilities of CellNet and senior to CellNet Common Stock.

                                      ARTICLE V

                           EXCHANGE OF PREFERRED SECURITIES

     5.1 ISSUANCE OF CELLNET COMMON STOCK. CellNet shall reserve and keep available out of its authorized and unissued CellNet Common Stock (solely for issuance upon the exchange of the Preferred Securities), free of any preemptive or other similar rights, the number of full shares of CellNet Common Stock deliverable to the Holders upon the exchange of all outstanding Preferred Securities not theretofore converted by the Holders.

     5.2 VALIDITY OF CELLNET COMMON STOCK. All shares of CellNet Common Stock delivered by CellNet upon such exchange will be duly authorized, validly issued and fully paid and nonassessable.

                                      ARTICLE VI

                                    MISCELLANEOUS

     6.1 THIRD PARTY BENEFICIARIES. All of CellNet's obligations under this Guarantee shall be directly enforceable by the Holders from time to time of the Preferred Securities. Each Holder of Preferred Securities is an intended third-party beneficiary of this Guarantee.


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

     6.2 SUCCESSORS AND ASSIGNS. All provisions contained in this Guarantee shall bind the successors, assigns, receivers, trustees and representatives of CellNet and shall inure to the benefit of the Holders. Except in connection with any permitted merger or consolidation of CellNet with or into another entity or any permitted sale, transfer or lease of CellNet's assets to another entity, CellNet may not assign its rights or delegate its obligations under this Guarantee without the prior approval of the holders of at least a majority in liquidation preference of the Preferred Securities then outstanding.

     6.3 AMENDMENTS. Except with respect to any changes which do not have a material adverse effect on the rights of any Holders of Preferred Securities (in which case no vote will be required, provided that the board of directors of CellNet makes a determination, evidenced by resolution, that such change will not have a material adverse effect on the holders of Preferred Securities), this Guarantee may be amended with respect to the Preferred Securities only with the prior approval (obtained in the manner set forth in the LLC Agreement and the applicable Declaration) of the Holders of not less than a majority of the aggregate liquidation preference of the outstanding Preferred Securities.

     6.4 NOTICE. Any notice, request of other communication required or permitted to be given hereunder shall be given in writing by delivering the same against receipt therefor by registered mail, hand delivery, facsimile transmission (confirmed by registered mail)or telex, addressed to CellNet, as follows (and if so given, shall be deemed given when mailed; upon receipt of facsimile confirmation, if sent by facsimile transmission; or upon receipt of an answer-back, if sent by telex):

                         CellNet Data Systems, Inc.
                         125 Shoreway Road
                         San Carlos, CA 94070
                         Attention:  David Perry
                         Fax: (650) 508-6886

                         CellNet Funding, LLC
                         125 Shoreway Road
                         San Carlos, CA 94070
                         Attention:  David Perry
                         Fax: (650) 508-6886


     6.5 GENDERS. The masculine and neuter genders used here shall include the masculine, feminine and neuter genders.

     6.6 GUARANTEE NOT SEPARATELY TRANSFERABLE. This Guarantee is solely from the benefit of the Holders and is not separately transferable from the Preferred Securities.


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

     6.7 GOVERNING LAW. THIS GUARANTEE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

     6.8 SEVERABILITY. In case any provision of this Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

     6.9 HEADINGS. The Article and section headings herein are for convenience only and shall not affect the construction hereof.







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

     IN WITNESS WHEREOF, CellNet has caused this Guarantee to be duly executed to take effect as of the day and year first above written.


                                        CellNet Data Systems, Inc.

                                        By:
                                        --------------------------------
                                        Name:  John M. Seidl
                                        Title: President and Chief
                                        Executive Officer



ATTEST:


-----------------------------
Secretary

                                        CellNet Funding, LLC

                                        By:  CellNet Data Systems, Inc.,
                                             its manager

                                        By:
                                        --------------------------------
                                        Name: John M. Seidl
                                        Title: President and Chief
                                        Executive Officer


ATTEST:


-----------------------------
Secretary





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